NORTHERN DYNASTY MINERALS LTD.
1020 – 800 West Pender Street, Vancouver, BC  V6C 2V6
Telephone: 604-684-6365 / Facsimile:  604-684-8092

June 29, 2010

Liberty Star Uranium & Metals Corp.
Big Chunk Corp.
5610 E. Sutler Lane
Tucson, AZ  85712

Attention:  James Briscoe, President and Director

Dear Mr. Briscoe

RE:           Offer of Convertible Loan with Mining Claims Sale

This letter when signed by you is intended to constitute a letter agreement in respect of the below described mining claims sale in consideration for a cash payment and convertible loan funding agreement, which is binding on each of us on timely acceptance hereof by you. The acceptance hereof by Liberty Star Uranium & Metals Corp. and Big Chunk Corp. (together referred to herein for convenience “Liberty Star”) will also be deemed an acceptance by any other subsidiary or affiliate of Liberty Star holding any asset of the consolidated entity. All figures are US$.

The Loan and Purchased Claims Sale

1.
On the transaction completion date (the “Closing”) to be a date mutually agreed but on or before July 1, 2010 unless we otherwise agree, Northern Dynasty will advance for the benefit of Liberty Star, up to $4 million (the “Advanced Amount”) in order to discharge all of Liberty Star’s secured notes issued May 2007 through August 2009 (“Notes”) which are now in default. Northern Dynasty will make this cash advance in its discretion either directly to the lenders’ agent or to a licensed Alaska legal counsel who will act as escrow agent and will coordinate the repayment of the Notes with the lenders’ collateral agent and counsel. If the funds are paid to the escrow agent, the escrow agent will be irrevocably directed by Northern Dynasty to release the funds to or on behalf of the lenders subject only to receiving cancelled Note certificates and a release of the lenders security against all of Liberty Star’s Alaskan mining claims (the “Claims”), the shares of Big Chunk Corp. and any other assets of Liberty Star or its subsidiaries.

2.	$1 million of the Advanced Amount shall constitute the cash portion of the consideration for the sale to Northern Dynasty or its nominated subsidiary of the claims

3.
listed and delineated in Schedule “A” sometimes referred to as the Southwest claims (herein the “Purchased Claims”) which will be conveyed by Liberty Star to Northern Dynasty’s nominated US-corporation affiliate concurrently with Northern Dynasty’s payment of the $4 million into escrow or to the lenders.  The remainder of the Advanced Amount (i.e. the Advanced Amount less $1 million) together with interest accrued thereon, shall be considered a loan (the “Loan”), and the advancement of the Loan on the terms described herein, shall constitute the remainder of the consideration for the sale to Northern Dynasty of the Purchased Claims.  The purchase of the Purchased Claims and the Loan are interdependent.

Loan Terms and Earn-in / Joint Venture

4.	In respect of the Loan, the following are the applicable terms:

(a)
The Loan will be a secured convertible loan, secured against Liberty Star’s assets including the claims listed and delineated in Schedule “C” (the “Joint Venture Claims”) with a customary UCC general security interest generally in the form attached as Schedule “B” (“General Security Agreement”).

(b)	The Loan will bear interest at 10 % per year calculated monthly, until it is repaid or deemed repaid as herein provided.

(c)
The Loan will be due for repayment 45 days after the earlier to occur of (i) Northern Dynasty’s completion of its earn-in to the Joint Venture Claims described below unless it has elected to deem the entire outstanding balance of the Loan (including interest thereon) to be part of the earn-in expenditure requirements and (ii) termination of Northern Dynasty’s earn-in right by voluntary abandonment provided that $1,000,000 expenditure under section 3(d) has been made; or (iii) termination of Northern Dynasty’s earn-in right on account of a superior third party joint venture offer as described in section 3(i) below.

(d)
The Loan will be convertible until repaid or deemed repaid, into Liberty Star common shares at the 5 day volume weighted average trading price immediately prior to Northern Dynasty giving a notice of conversion less the maximum allowable discount applicable as if Liberty Star were listed on the TSX Venture Exchange..  Northern Dynasty acknowledges there are customary US securities laws resale restrictions in the event of conversion and it will observe such restrictions. The only condition to exercise of the convertibility right is that Northern Dynasty will have expended at least $1 million of the earn-in expenditures contemplated by paragraph (f). Northern Dynasty is an accredited investor.

(e)	The Loan may be pre-paid by Liberty Star without penalty at any time on 10 days prior notice during which time Northern Dynasty’s conversion rights are unaffected.

(f)
Northern Dynasty and Liberty Star will endeavour to negotiate an earn-in option and joint venture agreement under which Northern Dynasty or its assignee, Pebble Limited Partnership, can earn a 60% joint venture interest in the Joint Venture Claims by spending $10 million on exploration and claim maintenance costs and related expenses within 6 years from execution of the joint venture agreement.  Northern Dynasty can deem all or any portion of the Loan to constitute part of its exploration expenditure requirements of $10 million except the $1,000,000 expenditure under section 3(d) (meaning, for example, that $10 million less the principal amount of the Loan and accrued interest on the Loan would need to be spent by Northern Dynasty to achieve the $10 million aggregate requirement) at which time a 60/40 (NDM:Liberty Star) joint venture would be formed.  Northern Dynasty’s minimum annual expenditures under the earn-in would be the minimum level necessary to keep the Joint Venture Claims in good standing. Northern Dynasty may elect to abandon the earn-in at any time on 30 days notice, so long as sufficient annual labor is performed, or a cash payment in lieu of labor is made, in order to fulfil the annual labor requirements for the Joint Venture Claims for a minimum of 12 months after termination of the earn-in.

(g)
The form of joint venture would be based on a conventional Rocky Mountain Mineral Law Foundation precedent and the parties would, after Northern Dynasty’s earn-in requirements are met, be jointly responsible for funding ongoing exploration and development expenditures with customary dilution for non-participation and two elections not to participate will preclude the right of further participation. Northern Dynasty would be operator for a customary fee and a management committee would direct the joint venture based on a simple majority vote (by interest held) of the participating parties. Elections to participate in programs which are proposed by the operator and approved by the management committee would be required within 30 days for exploration and 90 days for production.

(h)
Notwithstanding any other provision in this agreement, if Northern Dynasty and Liberty Star are unable to agree the form of joint venture after 60 days from Closing then the Loan may be called by Northern Dynasty at any time and shall be due 45 days after being called .

(i)
If, prior to Northern Dynasty incurring expenditures above the minimum annual maintenance expenditures, Liberty Star receives a bona fide offer from a third party prepared to pay a larger amount per percentage to earn at least a 60% interest (the “Increased Interest”) in all of the Joint Venture Claims (larger than $166,667 per percentage), Northern Dynasty shall have a right to agree to increase the exploration expenditure requirements of $10 million hereunder, to such larger amount per percentage in consideration for an Increased Interest. In the event that Northern Dynasty fails to agree to such increase within 60 days of its receipt of notice from Liberty Star setting out full particulars of the third party offer, then at the time of execution of the third party earn-in and joint venture: (i)

(j)
Northern Dynasty shall forfeit its interest in the Joint Venture Claims (except as security for the Loan); (ii) Northern Dynasty shall be immediately refunded all expenditures made pursuant to the earn-in; (iii) notwithstanding sections 3(d) and 3(e) above, the Loan shall not be convertible into Liberty Star shares; and (iv) the Loan shall be due 45 days thereafter.

Liberty Star Representations

5.	Northern Dynasty’s obligation to pay the lenders directly or fund the escrow agent are subject to the following representations of Liberty Star being true at Closing:

(a)	Liberty Star has all necessary corporate power and has taken all necessary proceedings to execute and deliver this agreement as a legal binding obligation.

(b)
This agreement and the obligations assumed by Liberty Star herein do not conflict with any agreement, law or court or governmental order to which Liberty Star is subject, except terms of the Notes which are to be terminated. .

(c)
All the Claims are described either on Schedule A or Schedule C and are duly located, validly recorded and registered in the name of Liberty Star and no third party other than the lenders has any interest in them whatsoever and there are no royalty or other interests reserved in them to Liberty Star or any other person;.

(d)	there are no existing environmental remediation obligations relating to any of the Claims and no operations have taken place on them which were contrary to environmental laws;

(e)
upon discharge of the Notes Liberty Star will hold good unencumbered title to the Claims and will convey good  and clear title to the Purchased Claims to Northern Dynasty’s US-corporation nominee on Closing against payment of the Advanced Amount;

(f)	Liberty star has not committed an act of bankruptcy, upon discharge of the Notes it will not be insolvent and will be under no legal impediment from dealing with the Claims;

(g)	there is no litigation involving Liberty Star or its assets and except for the Notes, no party has any basis to sue Liberty Star nor has any party threatened to do so;

(h)	the public disclosure filings of Liberty Star at www.sec.gov are up to date and true in all material respects and do not omit to disclose any material information.

Liberty Star Covenants

6.	Liberty Star agrees from execution hereof that:

7.
for purposes of the joint venture, Liberty Star shall make its books and records open to review by Northern Dynasty and Northern Dynasty may review such facts in connection with Liberty Star’s business, properties and legal and financial status as Northern Dynasty may reasonably request to ensure compliance with the representations of Liberty Star and terms hereof;

(a)
Northern Dynasty, acting in its sole discretion, may assume responsibility for negotiations with the lenders and their counsel and may initiate legal proceedings in the name of Liberty Star to defend Liberty Star’s and Northern Dynasty’s interests in the Claims as represented by this agreement. Northern Dynasty shall have full control of the prosecution of such litigation and may settle, restructure, extend or otherwise compromise the lenders claims as long as the aggregate amount settled or compromised does not exceed the Advanced Amount. If the amount accepted by the Lenders is less than the Advanced Amount in full satisfaction then 50% of the compromised amount shall be deemed included in the Loan amount and the Loan shall be deemed increased by the other 50% notwithstanding the amount was not actually advanced by Northern Dynasty. In no event will Northern Dynasty assume any liability to Liberty Star for any action taken by the lenders in connection with the amounts owing them;

(b)	it shall duly observe the terms of this Agreement and those of the General Security Agreement and any other collateral agreement; and

(c)
it shall cooperate with Northern Dynasty in any negotiations with the Lenders and shall keep such negotiations (including negotiations between Liberty Star and Northern Dynasty) confidential, but Liberty Star shall be permitted to disclose the terms hereof under applicable disclosure laws and, prior to such disclosure, Liberty Star will provide a draft news release to Northern Dynasty for its comment.

Northern Dynasty Conditions to Closing

8.	The conditions to which Northern Dynasty’s obligations hereunder are subject are as follows (each of which may be waived by Northern Dynasty in whole or in part):

(a)	as of acceptance hereof by Liberty Star and as of Closing, all of the representations of Liberty Star will be true and all of its covenants shall have been fulfilled;

(b)
the lenders will have not have refused to accept repayment or have claimed an amount in excess of $3.9 million or claimed any other relief or damages including a right to realize on or take an interest in the claims; and

(c)	no litigation shall have been initiated or threatened by any person or governmental authority to enjoin or inhibit the transactions contemplated hereby.

(d)	General and Miscellaneous

9.	This agreement will be deemed to have been made in British Columbia and will be enforceable in the Courts of British Columbia.

10.	This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their successors according to law.

11.	Northern Dynasty may assign its rights under this agreement in whole or in part and from time to time provided that Northern Dynasty shall remain liable for its obligations hereunder.

12.	Liberty Star Uranium & Metals Corp. and Big Chunk Corp. shall be jointly and severally liable for the obligations of Liberty Star hereunder.

Execution

If the foregoing reflects your agreement would you kindly execute this letter where indicated below and return it to us by 5pm PDT on June 29, 2010.

Yours truly,

Northern Dynasty Minerals Ltd.

Per:

/s/ Ron Thiessen
Authorized Signatory

The foregoing is agreed this 29th day of June, 2010.

Liberty Star Uranium & Metals Corp.

/s/ James Briscoe
Authorized Signatory

Big Chunk Corp.

/s/ James Briscoe
Authorized Signatory

cc Bernard Pinsky
cc Bernhard Zinkhofer

SCHEDULE A

PURCHASED CLAIMS

SCHEDULE B

GENERAL SECURITY AGREEMENT

THIS AGREEMENT made effective June _______,2010.

BETWEEN:

NORTHERN DYNASTY MINERALS LTD.
1020 – 800 West Pender Street, Vancouver, BC  V6C 2V6
Telephone: 604-684-6365 / Facsimile:  604-684-8092

(the “Secured Party”)

AND:

LIBERTY STAR URANIUM & METALS CORP.
BIG CHUNK CORP.
5610 E. Sutler Lane
Tucson, AZ  85712

(together, the “Debtor”)

1.	Consideration

1.1 For valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the Debtor enters into this security agreement with the Secured Party.

2.	Obligations

2.1 The Security Interest (as hereinafter defined) is granted to the Secured Party by the Debtor as continuing security for the payment of all present and future indebtedness and liabilities of the Debtor to the Secured Party, including interest thereon, and for the payment and performance of all other present and future obligations of the Debtor to the Secured Party, whether direct or indirect, contingent or absolute, matured or not, and whether the Debtor is bound alone or with another or others, including obligations under this Agreement and the obligations of the Debtor under any loan agreement or other agreement whereby the Secured Party may provide or advance consideration to or for the benefit of the Debtor (collectively, the “Obligations”).

3.	Creation of Security Interest

3.1 The Debtor hereby grants, mortgages, charges, transfers, assigns and creates to and in favour of the Secured Party a security interest in:

3.2 Mining Claims

(a) all mining claims, mineral interests and titles and rights related thereto in respect of mineral properties  situated in State of Alaska;

Equipment

(b) all present and after-acquired equipment of the Debtor  in respect of mineral properties situated in State of Alaska, including all machinery, fixtures, plant, tools, furniture, vehicles of any kind or description, all spare parts, accessories installed in or affixed or attached to any of the foregoing, and all drawings, specifications, plans and manuals relating thereto (the “Equipment”);

Inventory

(c) all present and after-acquired inventory of the Debtor  in respect of mineral properties situated in State of Alaska, including all raw materials, materials used or consumed in the business or profession of the Debtor, work-in-progress, finished goods, goods used for packing, materials used in the business of the Debtor not intended for sale, and goods acquired or held for sale or lease, or that have been leased by the Debtor as lessor or furnished or to be furnished under contracts of rental or service (the “Inventory”);

Intangibles

(d) all present and after-acquired intangibles of the Debtor  in respect of mineral properties situated in State of Alaska, including all contract rights, goodwill, patents, trade marks, copyrights and other intellectual property, licences, and all other choses in action of the Debtor of every kind, whether due at the present time or hereafter to become due or owing (the “Intangibles”);

Documents of Title

(e) all present and after-acquired documents of title of the Debtor  in respect of mineral properties situated in State of Alaska, whether negotiable or otherwise including all warehouse receipts and bills of lading (the “Documents of Title”);

Chattel Paper

(f) all present and after-acquired writings in favour of the Debtor as secured party which evidence both a monetary obligation and a security interest in, or a lease of, specific goods or specific goods and accessions in respect of mineral properties situated in State of Alaska (the “Chattel Paper”);

(g) Instruments

(h) all present and after-acquired bills, notes and cheques, all other writings that evidence a right to payment of money and are of a type that in the ordinary course of business are transferred by delivery without any necessary endorsement or assignment and all letters of credit or advices of credit which state thereon that the letter of credit or advice of credit must be surrendered on claiming payment thereunder in respect of mineral properties situated in State of Alaska (the “Instruments”);

(i)

Securities

(j) all present and after-acquired securities held by the Debtor, including shares, options, rights, warrants, joint venture interests, interests in limited partnerships, bonds, debentures and all other documents that are recognized in the jurisdiction in which issued or dealt with as evidencing a share, participation or other interest in property or in an enterprise or that evidence of an obligation of the issuer  in respect of mineral properties situated in State of Alaska (the “Securities”);

Documents

(k) all books, accounts, financial statements, invoices, letters, papers, documents and other records in any form  in respect of mineral properties situated in State of Alaska (the “Documents”);

Undertaking

(l) as and by way of a floating charge all present and after-acquired personal property, business, and undertaking of the Debtor not being Inventory, Equipment, Accounts, Intangibles, Documents of Title, Chattel Paper, Instruments, Money, Securities, Documents or Permits  in respect of mineral properties situated in State of Alaska (the “Undertaking”); and

Proceeds

(m) all personal property, fixtures and crops in any form derived directly or indirectly from any dealing with Collateral (as hereinafter defined) or proceeds therefrom, including rights to insurance payments and any other payments representing indemnity or compensation for loss of or damage to Collateral or proceeds therefrom (the “Proceeds”).

3.3 The Debtor hereby charges as and by way of a floating charge and grants to the Secured Party in and to:

(a) all of the right, title and interest of the Debtor in and to all its presently owned or held and after-acquired real, immoveable and leasehold property and all interests therein, including all structures, plant and fixtures; and

(b) all presently owned or held and after-acquired assets and undertaking of the Debtor, not otherwise and effectively subject to the charges and security interests created by this Section 3.2 and Section 3.1.

3.4 All present and after-acquired personal property of the Debtor, including Equipment, Inventory, Accounts, Intangibles, Documents of Title, Chattel Paper, Instruments, Money, Securities, Documents, Undertaking and Proceeds are, or any part thereof, collectively referred to in this Agreement as the “Collateral” unless the context otherwise requires.

3.5 The grants, mortgages, charges, transfers, assignments and security interests herein created are collectively referred to in this Agreement as the “Security Interest”.

3.6 The terms “equipment”, “inventory”, “accounts”, “intangibles”, “documents of title” and “securities”, as used in this Section 3 have the meanings specified in the Uniform Commercial Code (the “UCC”).

4.	Further Description of Collateral

4.1 The Debtor agrees to promptly inform the Secured Party in writing of the acquisition by the Debtor of any personal property which is not of the nature or type described herein, and the Debtor agrees to execute and deliver at its own expense from time to time amendments to this Agreement or additional security agreements as may be reasonably required by the Secured Party in order that the Security Interest shall attach to all of the personal property of the Debtor.

5.	Attachment

5.1 The Debtor acknowledges that:

(a) value has been given;

(b) the Debtor has rights in the Collateral (other than after-acquired property); and

(c) the parties have not agreed to postpone the time for attachment of the Security Interest.

6.	Dealings with Collateral

6.1 Subject to compliance with the Debtor’s covenants contained herein and 7 hereof, the Debtor may, until the occurrence of an Event of Default (hereinafter defined), possess, operate, collect, use and enjoy and deal with the Collateral in the ordinary course of the Debtor’s business in any manner not inconsistent with the provisions hereof.

7.	Notification to Account Debtors Before Demand

7.1 The Secured Party may, after the occurrence of an Event of Default:

7.2 Notify Debtors

(a) notify any person obligated to the Debtor in respect of an Account, Intangible, Chattel Paper or Instrument to make payment to the Secured Party of all such present and future amounts due or to become due under any Account, Intangible, Chattel Paper or Instrument;

Control of Proceeds

(b) take control of the Proceeds; and

Apply Money

(c) apply any money taken as Collateral to the satisfaction of the Obligations.

8.	Exceptions

8.1 The last day of the term of any lease, sublease or agreement therefor is specifically excepted from the Security Interest, but the Debtor agrees to stand possessed of such last day in trust to assign and dispose of as the Secured Party shall direct.

8.2 With respect to each agreement that requires the consent or approval of another party thereto for the creation of the Security Interest, the Security Interest will not become effective therein until all such consents or approvals have been obtained, or until such other assurances as may be acceptable to the Secured Party have been received, but until then the Debtor will stand possessed of such agreement in trust to dispose of as the Secured Party shall direct.

9.	Representations of Debtor

9.1 The Debtor represents and warrants that:

(a) this Agreement is granted in accordance with resolutions of the directors  of the Debtor and all other matters and things have been done and performed so as to authorize and make the execution and delivery of this Agreement and the performance of the obligations of the Debtor hereunder legal, valid and binding; and

(b) the Debtor lawfully owns and possesses all presently held Collateral and has good title thereto, free from all security interests, charges, encumbrances, liens and claims, save only security interests, if any, consented to in writing by the Secured Party or shown in any Schedule hereto, and the Debtor has good right and lawful authority to grant the Security Interest.

10.	Covenants of Debtor

10.1 The Debtor covenants and agrees:

10.2 Disposition of Collateral

(a) not to sell, exchange, transfer, assign, lease or otherwise dispose of or deal in any way with Collateral or release, surrender or abandon possession of Collateral or move or transfer Collateral, or enter into any agreement or undertaking to do any of the foregoing except as may be permitted in this Agreement;

Other Security Interests

(b) not to create or permit to exist any encumbrance or security interest in, charge, encumbrance or lien over, or claim against any of its property, assets or undertaking which ranks or could rank in priority to or pari passu with the Security Interest;

Defend Title

(c) to defend the title to the Collateral for the benefit of the Secured Party against all claims and demands;

Repair

(d) to keep the Collateral in good order and repair;

Taxes and Charges

(e) to promptly pay all taxes, assessments, rates, levies, payroll deductions, workers’ compensation assessments, and any other charges which could result in the creation of a statutory lien or deemed trust in respect of the Collateral;

Further Assurances

(f) to do, make, execute and deliver such further and other assignments, transfers, deeds, security agreements and other documents as may be required by the Secured Party to establish in favour of the Secured Party and perfect the Security Interest intended to be created hereby and to accomplish the intention of this Agreement; and

Payment of Expenses

(g) to pay all expenses, including solicitors’ fees and disbursements (on a solicitor and own client basis) and receivers’ fees and disbursements, incurred by the Secured Party or its agents or including any Receiver, as hereinafter defined, in connection with inspecting the Collateral, investigating title to the Collateral, the preparation, perfection, preservation, and enforcement of this Agreement, including taking, recovering and keeping possession of the Collateral and all expenses incurred by the Secured Party or such agents in dealing with other creditors of the Debtor in connection with the establishment and confirmation of the priority of the Security Interest; all of which expenses shall be payable forthwith upon demand with interest at 12% per annum

(h) calculated monthly, not in advance, (the “Interest Rate”) and shall form part of the Obligations.

11.	Events of Default

11.1 The following shall be events of default (the “Events of Default”) under this Agreement:

(a) if the Debtor fails to satisfy or perform any of the Obligations when due;

(b) if any representation or warranty made by or on behalf of the Debtor to the Secured Party is or becomes incorrect or untrue, or the Debtor breaches or fails to comply with any term of this Agreement or any other agreement or undertaking now or hereafter given by the Debtor to the Secured Party;

(c) if the Debtor becomes insolvent or bankrupt or makes a proposal under creditor legislation in any jurisdiction, a petition in bankruptcy is filed against the Debtor, the Debtor makes an assignment for the benefit of creditors, a trustee, receiver, receiver-manager or similar procedure is appointed in respect of the Debtor or any of its assets, proceedings under bankruptcy code are commenced with respect to the Debtor, or steps are taken by or against the Debtor for any other formal or informal type of proceeding for the settlement of claims against the Debtor, or for the dissolution, liquidation, or winding-up of the affairs of the Debtor;

(d) if the Debtor ceases or threatens to cease to carry on its business or any material part thereof as presently carried on, or makes or agrees to make a bulk sale of its assets;

(e) if an execution or any similar process of any court becomes enforceable against the Debtor, or a distress or any similar process is levied upon any property of the Debtor;

(f) if any encumbrance affecting the Collateral becomes enforceable;

(g) if the Secured Party in good faith believes and has commercially reasonable grounds to believe that the prospect of payment or performance of the Obligations is or is about to be impaired or that the Collateral is in jeopardy or is about to be placed in jeopardy and the Secured Party has given notice of same to the Debtor and the Debtor fails to remedy the situation within the time period provided in such notice; and

(h) if there is, in the opinion of the Secured Party, a change in control of the Debtor.

12.	Enforcement and Remedies

12.1 Upon the occurrence of one or more Events of Default, the Debtor shall be in default under this Agreement, the Obligations shall, at the option of the Secured Party, be immediately due and payable, the Security Interest shall become enforceable and the floating charge hereof shall crystallize at the option of the Secured Party.  Upon the Security Interest becoming enforceable, the Secured Party shall have the following remedies in addition to any

12.2 other remedies available under the UCC or otherwise at law or in equity or contained in any other agreement between the Debtor and the Secured Party, all of which remedies shall be independent and cumulative:

(a) entry of any premises where Collateral may be located;

(b) possession of Collateral by any method permitted by law;

(c) the sale or lease of Collateral;

(d) the collection of any rents, income, and profits received in connection with the business of the Debtor or the Collateral;

(e) the collection, realization, sale or other dealing with any Accounts of the Debtor;

(f) the appointment by instrument in writing of a receiver, or a receiver-manager (each of which is herein called a “Receiver”) of the Collateral;

(g) the exercise by the Secured Party of any of the powers set out in Section 13, without the appointment of a Receiver;

(h) proceedings in any court of competent jurisdiction for the appointment of a Receiver or for the sale of the Collateral; and

(i) the filing of proofs of claim and other documents in order to have the claims of the Secured Party lodged in any bankruptcy, winding-up, or other judicial proceeding relating to the Debtor.

12.3 The floating charge created by this Agreement over real property and interests therein shall become a fixed charge thereon upon the earlier of:

(a) the occurrence of an event described in Section 11.1(c) or Section 11.1(d); or

(b) the Secured Party taking any action to enforce the Security Interest.

13.	Powers of Receiver

13.1 Any Receiver appointed by the Secured Party may be any person licensed and the Secured Party may remove any Receiver so appointed and appoint another or others instead.  Any Receiver appointed shall act as agent for the Debtor for all other purposes, including the occupation of any premises of the Debtor and in carrying on the Debtor’s business.  The Debtor agrees to ratify and confirm all actions of the Receiver acting as agent for the Debtor, and to release and indemnify the Receiver in respect of all such actions.  Any Receiver so appointed shall have the power:

(a) to enter upon, use, and occupy all premises owned or occupied by the Debtor;

(b) to take possession of the Collateral;

(c) to carry on the business of the Debtor;

(d) to borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business of the Debtor, and in the discretion of such Receiver, to charge and grant further security interests in the Collateral in priority to the Security Interest, as security for the money so borrowed;

(e) to sell, lease, or otherwise dispose of the Collateral in whole or in part and for cash or credit, or part cash and part credit on such terms and conditions and in such manner as the Receiver shall determine in its discretion;

(f) to demand, commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and to give valid and effectual receipts and discharges therefor and to compromise or give time for the payment or performance of all or any part of the Accounts or any other obligation of any third party to the Debtor; and

(g) to exercise any rights or remedies which could have been exercised by the Secured Party against the Debtor or the Collateral.

14.	Performance of Obligations

14.1 If the Debtor fails to perform any of its obligations hereunder, the Secured Party may, but shall not be obliged to, perform any or all of such obligations without prejudice to any other rights and remedies of the Secured Party hereunder, and any payments made and any costs, charges, expenses and legal fees and disbursements (on a solicitor/client basis) incurred in connection therewith shall be payable by the Debtor to the Secured Party forthwith upon demand with interest at the Interest Rate.

15.	Failure to Exercise Remedies

15.1 The Secured Party shall not be liable for any delay or failure to enforce any remedies available to it or to institute any proceedings for such purposes.  The Secured Party may waive any Event of Default, provided that no such waiver shall be binding upon the Secured Party unless in writing nor shall it affect the rights of the Secured Party in connection with any other or subsequent Event of Default.

16.	Application of Payments

16.1 All payments made in respect of the Obligations and all monies received by the Secured Party or any Receiver appointed by the Secured Party in respect of the enforcement of the Security Interest (including the receipt of any Money) may be held as security for the Obligations or applied in such manner as may be determined in the discretion of the Secured Party and the Secured Party may at any time apply or change any such appropriation of such payments or monies to such part or parts of the Obligations as the Secured Party may determine in its discretion.  The Debtor shall remain liable to the Secured Party for any deficiency and any

16.2 surplus funds realized after the satisfaction of all Obligations shall be paid in accordance with applicable law.

17.	Dealings by Secured Party

17.1 The Secured Party may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, and otherwise deal with the Collateral, the Debtor, debtors of the Debtor, sureties of the Debtor, and others as the Secured Party may see fit, without prejudice to the Obligations and the rights of the Secured Party to hold and realize upon the Security Interest.  The Secured Party has no obligation to keep Collateral identifiable, or to preserve rights against other persons in respect of any Collateral.

18.	Amalgamation by Debtor

18.1 The Debtor hereby acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties hereto that the term

Debtor, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the Security Interest granted hereby:

(a) shall extend to Collateral (as the term is herein defined) owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any Collateral thereafter owned or acquired by the amalgamated corporation;

(b) shall secure the Obligations (as the term is herein defined) of each of the amalgamating corporations and the amalgamated corporation to the Secured Party at the time of amalgamation and any Obligations of the amalgamated corporation to the Secured Party arising after the amalgamation; and

(c) shall attach to Collateral owned by each corporation amalgamating with the Debtor, and by the amalgamated corporation, at the time of amalgamation, and shall attach to any Collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

19.	Notice

19.1 All notices, requests, demands and other communications that are required or permitted under this Agreement will be in writing and delivered or mailed in British Columbia by registered mail, postage prepaid, or by facsimile as follows:

(a) if to the Secured party Lender

Northern Dynasty Minerals Ltd.
1020 – 800 West Pender Street
Vancouver, BC  V6C 2V6

Attention:                      Trevor Thomas
Facsimile:                      604-684-8092
Email:                      tthomas@hdgold.com

(b) if to the Borrower:

Liberty Star Uranium & Metals Corp.
Big Chunk Corp.
5610 E. Sutler Lane
Tucson, AZ  85712

Facsimile:                      N/A
Email:                      jbriscoe@libertystaruranium.com

or to such other address as may be specified by one party to the others in a notice given in the manner herein provided.  Any notice, request, demand or other communication given in such manner herein provided will be deemed to have been received by the party to whom it is given:

(c) on the third Business Day following the mailing thereof in British Columbia if sent by registered mail;

(d) on the day of delivery, if delivered; or

(e) on the day of receipt, if sent by facsimile or email,

provided that if, in the case of notice being given pursuant to Section 7.7(d) or (e), the document is received after 5:00 p.m. (local time) or if its received on a day which is not a Business Day, receipt will be deemed to have occurred at 9:00 a.m. (local time) on the next Business Day and further provided that if normal mail service is interrupted by strike, slow down, force majeure or by other cause, a notice, request, demand or other communication sent by mail service will not be deemed to be received until actually received, and the party sending the notice, request, demand or other communication will send such notice, request, demand or other communication by facsimile or email or will deliver same to ensure prompt receipt thereof.

20.	Separate Security

20.1 This Agreement and the Security Interest are in addition to and not in substitution for any other security now or hereafter held by the Secured Party in respect of the Debtor, the Obligations or the Collateral.

21.	Secured Party Not Obliged to Advance

21.1 Nothing in this Agreement shall obligate the Secured Party to make any loan or accommodation to the Debtor, or extend the time for payment or satisfaction of any Obligations.

22.	Severability

22.1 If any provision of this Agreement is be deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

22.2 Joint and Several Liability

22.3 Liberty Star Uranium & Metals Corp. and Big Chunk Corp. shall be jointly and severally liable for the obligations of Debtor hereunder.

23.	Time of Essence

23.1 Time is of the essence of this Agreement.

24.	Grammatical Changes

24.1 This Agreement is to be read as if all changes in grammar, number and gender rendered necessary by the context had been made, specifically including a reference to a person as a corporation and vice-versa.

25.	Including

25.1 The word “including”, when following any word or words is not to be construed as limiting the preceding word or words but the preceding word or words are to be construed as referring to all items or matters that could fall within the broadest possible interpretation of the preceding word or words.

26.	Agreement Unconditional

26.1 There are no representations, warranties or collateral agreements by the Secured Party to the Debtor relating to the subject-matter hereof and possession of an executed copy of this Agreement by the Secured Party constitutes conclusive evidence that it was executed and delivered by the Debtor free of all conditions.

27.	Governing Law; Attornment

27.1 This Agreement shall be interpreted in accordance with the laws of Alaska, and, without prejudice to the ability of the Secured Party to enforce this Agreement in any other proper jurisdiction, the Debtor hereby irrevocably submits and attorns to the jurisdiction of the courts of Alaska.

28.	Successors and Assigns

28.1 This Agreement and the Obligations may be assigned in whole or in part by the Secured Party to any person, firm or corporation without notice to or the consent of the Debtor.  This Agreement may not be assigned by the Debtor without the prior written consent of the Secured Party.  This Agreement is binding upon the parties hereto, and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns; “successors” includes any corporation resulting from the amalgamation of any corporation with another corporation.

28.2 Copy of Agreement

28.3 The Debtor acknowledges receipt of an executed copy of this Agreement.

29.	Verification Statements; Financing Statements

29.1 The Debtor waives the right to receive any verification statement, financing statement or financing change statement related to this Agreement or related to any other security agreement in respect of the Obligations.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

Signed by LIBERTY STAR URANIUM & METALS CORP. in the presence of: ____________________________________ Witness:	) ) ) ) ) )	LIBERTY STAR URANIUM & METALS CORP. per _____________________________________ Authorized signatory
Signed by BIG CHUNK CORP. in the presence of: ____________________________________ Witness:	) ) ) ) ) )	BIG CHUNK CORP. per _____________________________________ Authorized signatory

Signed by NORTHERN DYNASTY MINERALS LTD. in the presence of: ____________________________________ Witness:	) ) ) ) ) )	NORTHERN DYNASTY MINERALS LTD. per _____________________________________ Authorized signatory

SCHEDULE C

JOINT VENTURE CLAIMS